CANADA:
Province of British Columbia.

No. 134,170

"Companies Act"

I hereby certify that

TOTEM INDUSTRIES LTD.

has this day been incorporated under the "Companies Act."

GIVEN under my hand and Seal of office at Victoria, Province of British Columbia, this -20th- *day of* January*, one thousand nine hundred and* seventy-five

Registrar of Companies.

R.C. 32-0